EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GEI Global Energy Corp.

We hereby consent to the incorporation in this Registration Statement  on Form S-8 pertaining to the 2014 Employee and Consultant Stock Compensation Plan of GEI Global Energy Corp. (the “Company”), of our report dated February 8, 2013, relating to the financial statements of the Company (then named SUJA Minerals Corp.) as of October 31, 2012 and 2011 and for the fiscal years then ended, as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012.

/s/ De Joya Griffith & Company, LLC
DE JOYA GRIFFITH & COMPANY, LLC
Independent Registered Public Accounting Firm
Henderson, Nevada
January 27, 2014